                                                                 EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Three Months Ended      Nine Months Ended
                                                     June 30,                June 30,
                                                ------------------      -----------------
                                                1999          1998      1999         1998
                                                ----          ----      ----         ----
                                                           (Dollars in Millions)

Consolidated income
   before income taxes.......................   $ 68          $ 55      $176         $171
                                                ----          ----      ----         ----
Fixed charges:
   Interest..................................    230           249       690          722
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......................      1             1         4            4

                                                ----          ----      ----         ----

Total fixed charges..........................    231           250       694          726

                                                ----          ----      ----         ----
Earnings available
   for fixed charges.........................   $299          $305      $870         $897

                                                ====          ====      ====         ====

Ratio of earnings to
   fixed charges<F1>.........................   1.29          1.22      1.25         1.24

                                                ====          ====      ====         ====

-----------------
<F1>  As of June 30, 1999 TMCC has guaranteed payments of principal and interest on $128 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates.  In addition, as of
      July 31, 1999, TMCC has guaranteed $30 million of TCA's debt.  As of June 30,
      1999, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.